Exhibit 10.3

LIBERTY LATIN AMERICA LTD.
NONEMPLOYEE DIRECTOR DEFERRED COMPENSATION PLAN
Effective as of March 1, 2020
1.COVERAGE OF PLAN
The Plan is unfunded and is maintained for the purpose of providing nonemployee directors the opportunity to defer the receipt of certain compensation otherwise payable to such directors in accordance with the terms of the Plan.
2.    DEFINITIONS

2.1.    “Account” means each of the bookkeeping accounts established pursuant to Section 5.1 and maintained by the Company in the names of the respective Participants, to which all amounts deferred under the Plan and deemed interest, earnings and losses on such amounts shall be credited or debited pursuant to Section 5.2, and from which all amounts distributed under the Plan shall be debited.
2.2.    “Active Participant” means each Participant who is actively serving the Company as an Eligible Director.
2.3.    “Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, the term “control,” including its correlative terms “controlled by” and “under common control with,” mean, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.
2.4.    “Annual Fees” means the annual fees paid in the form of cash by the Company to an Eligible Director.
2.5.    “Applicable Interest Rate” means the most recent interest crediting rate and compounding method established by the Committee in its sole discretion prior to the date the deferral election for such Plan Year became irrevocable, subject to Section 10.2.
2.6.    “Beneficiary” means such person or persons or legal entity or entities, including, but not limited to, an organization exempt from federal income tax under Section 501(c)(3) of the Code, designated by a Participant or Beneficiary to receive benefits pursuant to the terms of the Plan after such Participant’s or Beneficiary’s death. If no Beneficiary is designated by the Participant or Beneficiary, or if no Beneficiary survives the Participant or Beneficiary (as the case may be), the Participant’s Beneficiary shall be the Participant’s Surviving Spouse if the Participant has a Surviving Spouse and otherwise the

Exhibit 10.3

Participant’s estate, and the Beneficiary of a Beneficiary shall be the Beneficiary’s Surviving Spouse if the Beneficiary has a Surviving Spouse and otherwise the Beneficiary’s estate.
2.7.    “Board” means the Board of Directors of the Company.
2.8.    “Code” means the Internal Revenue Code of 1986, as amended.
2.9.    “Committee” means the Board or, if the Board so determines, a committee appointed by the Board to administer the Plan.
2.10.    “Company” means Liberty Latin America Ltd., an exempted Bermuda company limited by shares, including any successor thereto by merger, consolidation, acquisition of all or substantially all the assets thereof, or otherwise.
2.11.    “Credited Interest Fund” means that portion of a Participant’s Account denominated in cash to be credited with interest at the Applicable Interest Rate in accordance with Section 5.2.
2.12.    “Deceased Participant” means:
2.12.1.1.    A Participant whose Separation from Service with the Company is by reason of death; or
2.12.1.2.    An Inactive Participant who dies following his or her Separation from Service with the Company.
2.13.    “Effective Date” means the date specified in Section 13 of the Plan.
2.14.    “Election” means the method of election approved by the Company in accordance with Article 3, pursuant to which an Eligible Director may elect to defer up to 85% of the Eligible Director’s Annual Fees or up to 85% of the Eligible Director’s Equity Awards and designate the form of payment of the deferred amounts to which the Election relates.
2.15.    “Eligible Director” means the members of the Board who are non‑executive directors.
2.16.    “Equity Award” means the annual equity grant made to non-executive directors of the Company in the form of “Restricted Share Units” as such term is defined in the Incentive Plan.
2.17.    “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor statute or statutes thereto. Reference to any specific Exchange Act Section shall include any successor section.
2.18.    “Incentive Plan” means the Liberty Latin America 2018 Nonemployee Director Incentive Plan, as it may be amended from time to time, or such other incentive

Exhibit 10.3

plan adopted by the Company and approved by the shareholders of the Company for the purpose of granting awards to non‑executive directors of the Company.
2.19.    “Inactive Participant” means each Participant (other than a Deceased Participant) who is not actively serving as a member of the Board.
2.20.    “New Eligible Director” means a member of the Board who, during any Plan Year, first becomes an Eligible Director.
2.21.    “Participant” means each individual who has made an Election, and who has an undistributed amount credited to an Account under the Plan, including an Active Participant, a Deceased Participant and an Inactive Participant.
2.22.    “Person” means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization.
2.23.    “Plan” means the Liberty Latin America Ltd. Nonemployee Director Deferred Compensation Plan, as set forth herein, and as may be amended from time to time.
2.24.    “Plan Year” means the calendar year.
2.25.    “Section 409A” means Section 409A of the Code and any Treasury Regulations promulgated under, or other administrative guidance issued with respect to, such Code section, as applicable to the Plan at the relevant time.
2.26.    “Separation from Service” means the Participant’s ceasing to be a member of the Board for any reason other than death.
2.27.    “Stock Fund” means that portion, if any, of a Participant's Account attributable to an election to defer an Equity Award, and shall include the number and kind of equity so deferred, as adjusted for dividends and distributions payable in the form of equity, and subject to such further adjustments as are otherwise applicable with respect to equity awards under the Incentive Plan.
2.28.    “Subsidiary” means any present or future subsidiary (as defined in Section 424(f) of the Code) of the Company or any business entity in which the Company owns, directly or indirectly, 50% or more of the voting, capital or profits interests. An entity shall be deemed a subsidiary of the Company for purposes of this definition only for such periods as the requisite ownership or control relationship is maintained.
2.29.    “Surviving Spouse” means the widow or widower, as the case may be, of a Deceased Participant or a deceased Beneficiary (as applicable).
3.    ELECTIONS TO DEFER ANNUAL FEES AND EQUITY AWARDS
3.1.    Elections. An Election shall be made in the manner acceptable to the Committee for the purpose of deferring Annual Fees and/or Equity Awards. Each Eligible

Exhibit 10.3

Director, by submitting an Election to the Company at the time and in the manner described in this Article 3, shall have the right to defer up to 85% of the Annual Fees and/or up to 85% of the Equity Awards that he or she otherwise would be entitled to receive. The Annual Fees and/or Equity Awards of such Eligible Director for a Plan Year shall be reduced in an amount equal to the portion of such compensation deferred by such Eligible Director for such Plan Year pursuant to the Eligible Director’s Election. Such reduction shall be effected (a) as to any portion of the Eligible Director’s Annual Fees deferred, by reducing the quarterly payment of Annual Fees by the percentage specified in the Election and (b) as to any portion of an Equity Award deferred, by reducing the amount of equity of the Company to be paid pursuant to the Equity Award by the percentage specified in the Election, rounded up to the nearest whole share or unit, if applicable. The amount of any such reduction shall be credited to the Eligible Director’s Account in accordance with Article 5.
3.2.    Filing of Election.
3.2.1.    General. Except as provided in Section 3.2.2 or Section 3.3, no Election shall be effective with respect to Annual Fees and/or Equity Awards unless it is filed with the Company on or before the close of business on December 31 of the Plan Year preceding the Plan Year to which the Election applies. An Election described in the preceding sentence shall become irrevocable on December 31 of the Plan Year preceding the Plan Year to which the Election applies.
3.2.2.    First Plan Year. With respect to the 2020 Plan Year, no Election shall be effective with respect to Annual Fees and/or Equity Awards unless it is filed with the Company on or before the close of business on the date that is thirty (30) days after the Effective Date. An Election described in the preceding sentence shall become irrevocable on the date that is thirty (30) days after the Effective Date and shall apply only to prospective Annual Fees and/or Equity Awards.
3.3.    Filing of Election by New Eligible Directors. Notwithstanding Section 3.2, a New Eligible Director may elect to defer up to 85% of his or her Annual Fees or up to 85% of the Equity Award earned for the performance of services in the Plan Year in which the New Eligible Director becomes a New Eligible Director, beginning with the next following payment of any Annual Fees and/or Equity Awards after the filing of an Election with the Company and before the close of such Plan Year by making and filing the Election with the Company within 30 days of the date on which such New Eligible Director becomes a New Eligible Director. Any Election by such New Eligible Director for succeeding Plan Years shall be made in accordance with Section 3.2.
3.4.    Plan Years to which Election May Apply. A separate Election may be made for each Plan Year as to which an Eligible Director desires to defer such Eligible Director’s Annual Fees and/or Equity Awards, or an Eligible Director may make an Election with respect to a Plan Year that will remain in effect for subsequent Plan Years unless the Eligible Director revokes such Election or timely makes a new Election with respect to a subsequent Plan Year. Any revocation of an Election must be in writing and must be filed with the Company on or before December 31 of the Plan Year immediately preceding the Plan Year

Exhibit 10.3

to which such revocation applies. The failure of an Eligible Director to make an Election for any Plan Year shall not affect such Eligible Director’s right to make an Election for any other Plan Year.
3.5.    Election of Form of Equity Award. If Eligible Directors are entitled to designate the form of equity to be awarded pursuant to an annual Equity Award, each Eligible Director shall, contemporaneously with an Election to defer up to 85% of an annual Equity Award, also elect such form of equity applicable to the annual Equity Award. This election as to the form of an annual Equity Award shall be subject to the same timing and revocation requirements as an Election as described in Section 3.2 and Section 3.3.
3.6.    Distribution Events.
3.6.1.    Separation from Service. A Participant may designate Separation from Service, or a specified number of years after the Participant’s Separation from Service, as a distribution event.
3.6.2.    Specified Date. A Participant may designate a specific date as a distribution event.
3.6.3.    Death. The death of a Participant or an Inactive Participant prior to complete distribution of the Account shall be a distribution event.
3.6.4.    Election of Distribution Event. A designation of a distribution event shall be made contemporaneously with an Election or shall be made in a Subsequent Deferral in the manner described in Section 3.7. Furthermore, a Participant may elect a distribution event that is the first to occur of a distribution event election under Section 3.6.1 or Section 3.6.2. If no distribution event is designated pursuant to Section 3.6.1 or Section 3.6.2, then the Participant’s Separation from Service shall be a distribution event. Notwithstanding any provision of the Plan otherwise and notwithstanding any election of a later distribution event, a Participant’s death prior to full distribution of the Participant’s Account shall be a distribution event.
3.7.    Subsequent Deferrals. A Participant may subsequently change a distribution election made under Section 3.6.2, may further defer a distribution event that would have occurred due to a Separation from Service and/or may change the form of distribution elected pursuant to Section 4.1 (each a “Subsequent Deferral”) provided that with respect to Participants who are subject to taxation in the United States (i) the Subsequent Deferral shall not become effective until the date that is 12 months after the most recent of the relevant Election or Subsequent Deferral, as applicable, (ii) the specified date or number of years after Separation from Service elected in the Subsequent Deferral must be 5 years or more after the date the distribution is scheduled to be made, except for a distribution event due to the Participant’s death, and (iii) the Subsequent Deferral must be made at least 12 months before the date the distribution is scheduled to be made. A Subsequent Deferral shall be made in the manner acceptable to the Committee. Notwithstanding the foregoing, no Subsequent Deferral may provide for a date of distribution that is (i) with respect to Annual

Exhibit 10.3

Fees, more than 10 years after the Plan Year in which the Annual Fees, but for the Election, would have been paid to the Eligible Director, and (ii) with respect to Equity Awards, more than 10 years after the Plan Year in which the Equity Award vests.
3.8.    Payment Following Occurrence of Distribution Event. The Company shall make a lump‑sum payment or an installment payment, as applicable, of any amount to which such election applies on the applicable of the following dates (or if such date is not a business day, on the next succeeding business day): (a) the date 60 days after a distribution event due to death, (b) if the distribution event is due to Separation from Service, as soon as practicable in January of the year following the year of the Participant’s Separation from Service, (c) if the distribution event is a number of years following Separation from Service, as soon as practicable in January of the year following the specified number of years after the Participant’s Separation from Service, (d) if the distribution event is a specified date, on the specified date (or, if such date is not a business day, on the next succeeding business day), (e) the date that is 30 days after any distribution event permitted under Section 409A as the Committee may approve and set forth in an election form.
3.9.    Rabbi Trust. The Committee may authorize the Company to establish an irrevocable trust with a duly authorized bank or corporation with trust powers designated by the Company’s Chief Executive Officer (“Rabbi Trust”), pursuant to such terms and conditions as are set forth in the governing trust agreement. Any such Rabbi Trust shall be intended to be treated as a “grantor trust” under the Code, and the establishment of the Rabbi Trust shall not be intended to cause Participants performing services for the Company to realize current income on amounts contributed thereto nor to cause the Plan to be “funded” with respect to the Company, and the Rabbi Trust shall be so interpreted. Any amounts subsequently due to a Participant under the Plan shall be first satisfied by the Rabbi Trust, and any remaining obligations shall be satisfied by the Company, in accordance with the terms of the Plan.
4.    FORMS OF DISTRIBUTION
4.1.    Forms of Distribution.
4.1.1.    Distribution Form. Amounts credited to an Account shall be distributed, pursuant to an Election, in a single lump-sum payment or in two installment payments, in each case, (i) with respect to Annual Fees, not more than 10 years after the Plan Year in which the Annual Fees, but for the Election, would have been paid to the Eligible Director, and (ii) with respect to Equity Awards, not more than 10 years after the Plan Year in which the Equity Award vests. If an Eligible Director fails to elect a form of distribution in accordance with the provisions of this Section 4.1, he or she shall be deemed to have elected to receive a single lump‑sum payment as the form of distribution. In the event the payment event is due to death, the form of distribution shall be limited to a single lump‑sum payment. For purposes of the Plan and Section 409A of the Code, if an Eligible Director elects two installment payments, each payment shall be considered a separate payment.

Exhibit 10.3

4.1.2.    Payment Form. A Participant who has made an election to defer an annual Equity Award pursuant to Section 3.1 shall receive a distribution from the Account in the number and kind of equity allocated to the Stock Fund. All other distributions shall be made in the form of cash payments.
4.1.3.    Lump‑Sum Distribution for Small Accounts. To the extent permitted under Section 409A, notwithstanding any Election or any other provision of the Plan to the contrary, if the amount credited to the Participant’s Account has a value of $10,000 or less at the time of distribution, such Participant’s account shall be distributed in one lump‑sum payment.
4.2.    Determination of Account Balances For Purposes of Distribution. The amount of any distribution made pursuant to Section 4.1 shall be based on the balance in the Participant’s Account on the date of distribution and the applicable number of distributions. For this purpose, the value of a Participant’s Account shall be calculated by taking into account applicable credits or debits in accordance with Section 5.2 through the end of the day immediately preceding the date of distribution. In the event two dates of distribution are elected with respect to the Stock Fund, the first installment shall be determined based on a pro rata distribution of each class, series or unit of securities included in the Participant's Account in the Stock Fund, with each determination made on the basis of the number of such securities or using such other method as the Committee may approve, and the second installment shall include the remaining balance of the Participant's Account in the Stock Fund. Fractional shares or units will not be distributed from the Stock Fund; any distributions from the Stock Fund will be rounded to the nearest whole share or unit.
5.    BOOK ACCOUNTS
5.1.    Deferred Compensation Account. A deferred compensation Account shall be established for each Eligible Director when such Eligible Director becomes a Participant. Annual Fees and Equity Awards deferred pursuant to the Plan shall be credited to the Account on the date such Annual Fees or Equity Awards would otherwise have been payable to the Participant. All deemed interest, dividends, earnings, losses and other relevant amounts applicable to each Account shall be credited or debited to the Account as they are deemed to occur, as provided in Section 5.2.
5.1.1.    Crediting of Deferred Annual Fees. Deferred Annual Fees shall be credited to the Credited Interest Fund as provided in Section 5.2.
5.1.2.    Crediting of Deferred Equity Awards. Deferred Equity Awards shall be credited to the Stock Fund in the Eligible Director’s Account at the time of vesting, together with any related Dividend Equivalents, as defined in the Incentive Plan.
5.2.    Crediting/Debiting of Account Balances. In accordance with, and subject to, the rules and procedures that are established from time to time by the Committee, amounts shall be credited or debited to a Participant’s Account in accordance with the following rules:

Exhibit 10.3

5.2.1.    Credited Interest Fund. A Participant’s Account attributable to Annual Fees shall remain allocated to the Credited Interest Fund.
5.2.2.    Stock Fund. Deferred Equity Awards shall remain allocated to the Stock Fund and the Participant shall not be entitled to change the portion of his Account allocated to the Stock Fund; provided, however, that any cash dividends payable with respect to the number and kind of equity allocated to the Stock Fund shall be credited to the Participant's Account in the Credited Interest Fund.
5.2.3.    Crediting or Debiting Method. Each Participant’s Account allocated to the Credited Interest Fund shall be credited with interest at the Applicable Interest Rate. Credits and debits under this Section 5.2.3 shall be calculated with respect to Annual Fees deferred by such Participant in accordance with this Plan from the date such Annual Fees would otherwise have been payable to the Participant through the end of the day immediately preceding the date on which such deferred Annual Fees are paid to such Participant (or his or her Beneficiary) in accordance with this Plan.
5.2.4.    No Actual Investment. Notwithstanding any other provision of this Plan that may be interpreted to the contrary, in the event that the Company or the trustee of the Rabbi Trust, if any, in its own discretion, decides to invest funds in any investment, no Participant shall have any rights in or to such investments themselves. Without limiting the foregoing, a Participant’s Account shall at all times be a bookkeeping entry only and shall not represent any investment made on his or her behalf by the Company or the Rabbi Trust, if any; the Participant shall at all times remain an unsecured creditor of the Company.
5.3.    Status of Deferred Amounts. All Annual Fees and/or Equity Awards deferred under this Plan shall continue for all purposes to be a part of the general funds or unissued shares of the Company.
5.4.    Participants’ Status as General Creditors. An Account shall at all times represent the general obligation of the Company. Each Participant shall be a general creditor of the Company with respect to this obligation and shall not have a secured or preferred position with respect to his or her Account. Nothing contained herein shall be deemed to create an escrow, trust, custodial account or fiduciary relationship of any kind. Nothing contained herein shall be construed to eliminate any priority or preferred position of a Participant in a bankruptcy matter with respect to claims for compensation.
6.    NO ALIENATION OF BENEFITS
Except as otherwise required by law, the right of any Participant or Beneficiary to any benefit or interest under any of the provisions of the Plan shall not be subject to encumbrance, attachment, execution, garnishment, assignment, pledge, alienation, sale, transfer or anticipation, either by the voluntary or involuntary act of any Participant or Beneficiary or by operation of law, nor shall such payment, right or interest be subject to any other legal or equitable process.

Exhibit 10.3

7.    DEATH OF PARTICIPANT
7.1.    Death of Participant. A Deceased Participant’s Account shall be distributed in a lump sum to the Deceased Participant’s Beneficiary to whom the right to payment under the Plan shall have passed. For purposes of clarity, if an Inactive Participant who has elected a distribution in the form of two installments dies prior to receiving his or her entire Account, the remainder of the Deceased Participant’s Account shall be distributed in a lump sum notwithstanding the Deceased Participant’s Election of two installments.
7.2.    Designation of Beneficiaries. Each Participant and Beneficiary shall have the right to designate one or more Beneficiaries to receive distributions in the event of the Participant’s or Beneficiary’s death by filing with the Company a Beneficiary designation on the form provided by the Company for such purpose. The designation of Beneficiary or Beneficiaries may be changed by a Participant or Beneficiary at any time prior to such Participant’s or Beneficiary’s death by the delivery to the Company of a new Beneficiary designation form.
8.    OTHER ACCELERATION EVENTS
8.1.    Other Acceleration Events. To the extent permitted under Section 409A, notwithstanding the terms of an Election, distribution of all or part of a Participant’s Account may be made:
8.1.1.    To the extent necessary to fulfill a domestic relations order (as deemed in Section 414(p)(1)(B) of the Code).
8.1.2.    To the extent necessary to comply with a certificate of divestiture (as defined in Section 1043(b)(2) of the Code).
8.1.3.    To pay the Federal Insurance Contribution Act (“FICA”) tax imposed under sections 3101 and 3121(v)(2) of the Code on amounts deferred under the Plan (the “FICA Amount”) plus the income tax at source on wages imposed under Section 3401 of the Code with respect to the FICA Amount, and to pay the additional income tax at source on wages attributable to the pyramiding Section 3401 wages and taxes, provided that the total amount distributable under this Section 8.1.3 shall not exceed the sum of the FICA Amount and the income tax withholding related to such FICA Amount.
8.1.4.    To pay foreign tax obligations arising from participation in the Plan that apply to an amount deferred under the Plan (the “Tax Obligation Amount”) plus the income tax at source on wages imposed under Section 3401 of the Code with respect to the Tax Obligation Amount, and to pay the additional income tax at source on wages attributable to the pyramiding Section 3401 wages and taxes, provided that the total amount distributable under this Section 8.1.4 shall not exceed the sum of the Tax Obligation Amount and the income tax withholding related to such Tax Obligation Amount.

Exhibit 10.3

9.    INTERPRETATION
9.1.    Authority of Committee. The Committee shall have full and exclusive authority to construe, interpret and administer this Plan and take all actions and make all determinations on behalf of the Company unless otherwise indicated, and the Committee’s construction and interpretation thereof and determinations thereunder shall be binding and conclusive on all persons for all purposes.
10.    AMENDMENT OR TERMINATION
10.1.    Amendment or Termination. Except as otherwise provided by Section 10.2, the Company, by action of the Committee, reserves the right at any time, or from time to time, to amend or modify this Plan, including amendments for the purpose of complying with Section 409A. The Company, by action of the Committee, reserves the right at any time to terminate this Plan.
10.2.    Modification to Rate of Credited Earnings. Notwithstanding any other provision of this Plan, no action of the Committee shall decrease the Applicable Interest Rate with respect to the portion of a Participant’s Account that is attributable to an Election made with respect to Annual Fees earned in a Plan Year which election has become irrevocable before the date of adoption of such decreased Applicable Interest Rate by the Committee.
11.    WITHHOLDING OF TAXES
The Company, or the trustee of any Rabbi Trust, shall withhold from any payments made to a Participant under this Plan all foreign, federal, state and local income, employment and other taxes required to be withheld by the Company or the trustee of the Rabbi Trust, if any, in connection with such payments, in amounts and in a manner to be determined in the sole discretion of the Company and the trustee of any Rabbi Trust.
12.    MISCELLANEOUS PROVISIONS

Exhibit 10.3

12.1.    No Right to Continued Service. Nothing contained herein shall be construed as conferring upon any Participant the right to remain in the service of the Company, its Subsidiaries or divisions, in any capacity.
12.2.    Expenses of Plan. All expenses of the Plan shall be paid by the Company.
12.3.    Gender and Number. Whenever any words are used herein in any specific gender, they shall be construed as though they were also used in any other applicable gender. The singular form, whenever used herein, shall mean or include the plural form, and vice versa, as the context may require.
12.4.    Law Governing Construction. The construction and administration of the Plan and all questions pertaining thereto, shall be governed by the laws of the State of Colorado.
12.5.    Headings Not a Part Hereof. Any headings preceding the text of the several Articles, Sections, subsections, or paragraphs hereof are inserted solely for convenience of reference and shall not constitute a part of the Plan, nor shall they affect its meaning, construction, or effect.
12.6.    Severability of Provisions. If any provision of this Plan is determined to be void by any court of competent jurisdiction, the Plan shall continue to operate and, for the purposes of the jurisdiction of that court only, shall be deemed not to include the provision determined to be void.
12.7.    Compliance with Section 409A. With respect to Participants who are subject to taxation in the United States, this Plan is intended to comply in all respects with Section 409A and at all times shall be interpreted and operated in compliance therewith.
13.    EFFECTIVE DATE
The effective date of this Plan shall be March 1, 2020.
IN WITNESS WHEREOF, LIBERTY LATIN AMERICA LTD. has caused this Plan to be executed by its duly authorized officer as of the 1st day of March, 2020.
LIBERTY LATIN AMERICA LTD.
By: /s/ John Winter
Name:     John Winter

Title:	Senior Vice President & Chief Legal Officer